Exhibit 99.3

Alta Fox Capital Management, LLC
640 Taylor Street, Suite 2522
Fort Worth, TX 76102

June __, 2020

______________
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Re: Collectors Universe, Inc.

Dear ______:

Thank you for agreeing to serve as a nominee for election to the Board of Directors of Collectors Universe, Inc. (the “Company”) in connection with the proxy solicitation that Alta Fox Capital Management, LLC (“Alta Fox LLC”) and Connor Haley (Mr. Haley, together with Alta Fox LLC and its affiliates, “Alta Fox”) are considering undertaking to nominate and elect Alta Fox LLC’s director candidates at the Company’s 2020 annual meeting of stockholders, including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Solicitation”). This letter (this “Agreement”) will set forth the terms of our agreement.

Alta Fox agrees to indemnify and hold you harmless against any and all claims of any nature, whenever brought, arising from the Solicitation and any related transactions, irrespective of the outcome; provided, however, that you will not be entitled to indemnification for claims arising from your gross negligence, willful misconduct, intentional and material violations of law, criminal actions or material breach of the terms of this Agreement; provided, further, that upon your becoming a director of the Company, this indemnification shall not apply to any claims made against you in your capacity as a director of the Company. This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, as a result of or arising from the Solicitation and any related transactions (each, a “Loss”).

In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss, you shall give Alta Fox prompt written notice (including through electronic submission) of such claim or Loss (provided, that failure to promptly notify Alta Fox shall not relieve us from any liability which we may have on account of this Agreement, except to the extent we shall have been materially prejudiced by such failure). Upon receipt of such written notice, Alta Fox will provide you with counsel to represent you. Such counsel shall be reasonably acceptable to you. In addition, you will be reimbursed promptly for all Losses suffered by you and as incurred as provided herein. Alta Fox may not enter into any settlement of loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

You hereby agree to keep confidential and not disclose to any party, without the consent of Alta Fox, any confidential, proprietary or non-public information (collectively, “Information”) of Alta Fox, its affiliates or members of any group formed by Alta Fox pursuant to Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (“Schedule 13D Group”), which you have heretofore obtained or may obtain in connection with your service as a nominee hereunder. Notwithstanding the foregoing, Information shall not include any information that is publicly disclosed by Alta Fox, its affiliates or members of any Schedule 13D Group or any information that you can demonstrate is now, or hereafter becomes, through no act or failure to act on your part, otherwise generally known to the public.

Notwithstanding the foregoing, if you are required by applicable law, rule, regulation or legal process to disclose any Information you may do so provided that you first promptly notify Alta Fox so that Alta Fox or any member thereof may seek a protective order or other appropriate remedy or, in Alta Fox’s sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained or Alta Fox does not waive compliance with the terms of this Agreement, you may consult with counsel at the cost of Alta Fox and you may furnish only that portion of the Information which you are advised by counsel is legally required to be so disclosed and you will request that the party(ies) receiving such Information maintain it as confidential.

All Information, all copies thereof, and any studies, notes, records, analysis, compilations or other documents prepared by you containing such Information, shall be and remain the property of Alta Fox and, upon the request of a representative of Alta Fox, all such information shall be returned or, at Alta Fox’s option, destroyed by you, with such destruction confirmed by you to Alta Fox in writing.

This Agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.

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If you agree to the foregoing terms, please sign below to indicate your acceptance.

Very truly yours,

Alta Fox Capital Management, LLC

By:
	Name:	Connor Haley
	Title:	Managing Partner

ACCEPTED AND AGREED: